Exhibit 10.6

SHARED SERVICES AGREEMENT

This Shared Services Agreement (this “Agreement”) is made and entered into as of the 28th day of May, 2008, by and between ED & F Man Holdings Ltd., a limited company organized under the laws of England and Wales (individually and collectively with its Affiliates, “Man”), and Westway Group, Inc., formerly known as Shermen WSC Acquisition Corp., a Delaware corporation (individually and collectively with its Affiliates, “Westway”).

R E C I T A L S

WHEREAS, Man transferred its worldwide bulk liquid terminaling and North American liquid animal feed manufacturing and distribution businesses and related business assets (collectively, the “Business”) to Westway pursuant to the terms and conditions of that Transaction Agreement dated November 25, 2008 (the “Transaction Agreement”);

WHEREAS, prior to such transfer, Man and the Business, as affiliated entities, shared executive office space and certain administrative services and allocated the cost of such services among them on a rational basis;

WHEREAS, following such transfer, the Business relies upon certain services, the physical and human resources for the provision of which remain with Man; and Man relies upon certain services, the physical and human resources for the provision of which have been transferred to Westway;

WHEREAS, Section 4.2 of the Transaction Agreement provides that, on the Closing Date, Man and Westway shall execute and deliver a shared services agreement, pursuant to which Man will make available to Westway certain services and Westway will make available to Man certain services, on a basis substantially consistent with the parties’ recent historical practice and for a price equal to the providing party’s Fully Allocated Cost of the service (which shall be substantially similar to that reflected with respect to such services in the financial statements specified in Section 5.5 of the Transaction Agreement); and

WHEREAS, Westway desires to obtain certain services from Man for the purpose of enabling Westway to manage an orderly transition in its operation of the Business and retain the benefit of operational efficiencies created by the sharing of such services; and Man desires to obtain certain services from Westway for the purpose of enabling Man to retain the benefit of operational efficiencies created by the sharing of such services;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.	DEFINITIONS

1.1 “Business” shall have the meaning set forth in the first recital of this Agreement.

1.2 “Fully Allocated Cost” shall mean, with respect to any product or service, the cost of all labor (including, without limitation, the cost of all employment taxes and benefits), overhead, services, and materials expenditures allocated (on a rational basis substantially consistent with the methodology described for such Service on the schedule hereto describing such Service and, to the extent not inconsistent, with recent historical practice of Man and the Business as reflected in the financial statements specified in Section 5.5 of the Transaction Agreement), without markup, to such product or service. The cost of any and all labor allocable to a product or service will include a charge of 20% of the base salary of such labor to account for bonuses payable, and any and all actual bonuses payable to such employees will be excluded from the calculation of Fully Allocated Cost.

1.3 “Man Services” shall mean the NA Tax Services, ROW Tax Services, ROW HR Services, ROW MIS Services, ROW Accounting Support Services, ROW HSEQ Services, ROW Other Corporate Services, and ROW Office Services.

1.4 “NA Accounting Support Services” shall mean, with respect to the purchase and sale of products to third parties from North America, financial and accounting support, recordkeeping, customer billing and collections, order processing, accounts payable processing, and preparing and reporting of monthly estimates and results, as further specified in Schedule 1.4.

1.5 “NA HR Services” shall mean the services of the internal human resources department and staff located in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.5.

1.6 “NA HSEQ Services” shall mean the services of the Health, Safety, Environmental, and Quality Department and staff located in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.6.

1.7 “NA Insurance Services” shall mean the services of the insurance department and staff located in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.7.

1.8 “NA MIS Services” shall mean all computer and data-processing services and support provided to Man and the Business in North America in accordance with recent historical practice, as further specified in Schedule 1.8.

1.9 “NA Office Services” shall mean the office space, reception, parking, and related services located in North America, as further specified in Schedule 1.9.

1.10 “NA Tax Services” shall mean the services of the internal tax department and staff in North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.10.

1.11 “Other Services” shall mean, with respect to Services provided by Westway, Services that are not Westway Services; and, with respect to Services provided by Man, Services that are not Man Services.

1.12 “Rationalization Expenses” shall mean the net expenses incurred by a Service Provider pursuant to this Agreement directly resulting from the termination of such Service and disposition of human and physical resources no longer required due to the termination of such Service, including without limitation the severance costs relating to the termination of employees no longer required to provide such Service, but net of any proceeds from the disposition of any physical assets used in the provision of such Service.

1.13 “ROW Accounting Support Services” shall mean, with respect to the purchase and sale of products and services to third parties from outside of North America, financial and accounting support, recordkeeping, customer billing and collections, order processing, accounts payable processing, and preparing and reporting of monthly estimates and results, as further specified in Schedule 1.13.

1.14 “ROW HR Services” shall mean the services of the internal human resources department and staff located outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.14.

1.15 “ROW HSEQ Services” shall mean the services of the Health, Safety, Environmental, and Quality Department and staff located outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.15.

1.16 “ROW Insurance Services” shall mean the services of the insurance department and staff located outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.16.

1.17 “ROW MIS Services” shall mean all telecommunication, computer and data-processing services and support provided to Man and the Business outside North America in accordance with recent historical practice, as further specified in Schedule 1.17.

1.18 “ROW Office Services” shall mean the office space, reception, parking, and related services located outside North America, as further specified in Schedule 1.18.

1.19 “ROW Other Corporate Services” shall mean the employee administrative services, legal advisory services, and treasury management services located outside North America, as further specified in Schedule 1.19.

1.20 “ROW Tax Services” shall mean the services of the internal tax department and staff outside North America, as provided to Man and the Business in accordance with recent historical practice, as further specified in Schedule 1.20.

1.21 “Service Provider” shall mean the party providing a particular Service pursuant to this Agreement.

1.22 “Service Recipient” shall mean the party receiving a particular Service pursuant to this Agreement.

1.23 “Services” shall mean all services provided pursuant to this Agreement, individually and collectively.

1.24 “Westway Services” shall mean the NA HR Services, NA MIS Services, NA Accounting Support Services, NA HSEQ Services, NA Insurance Services, and NA Office Services.

Capitalized terms not expressly defined in this Agreement shall have the meanings ascribed to them in the Transaction Agreement.

2.	PROVISION OF SERVICES

2.1 Scheduled Services. Subject to Article 7 hereof, Man will provide to Westway the Man Services, and Westway will provide to Man the Westway Services, commencing with the date hereof and continuing until terminated in accordance with Section 7 hereof. It is understood by the parties that the quantity of Services to be provided under this Section 2.1 shall be substantially consistent with recent historical practice. Where the quantity of Services to be provided to either party is greater than an amount that is substantially consistent with recent historical practice, the party providing such Services reserves the right (after so advising the other party) to utilize third-party providers to provide the Services.

2.2 Unscheduled Services. Man will employ its commercially reasonable efforts to provide such Other Services to Westway as are reasonably requested by Westway. Westway will employ its commercially reasonable efforts to provide such Other Services to Man as are reasonably requested by Man. Other Services provided by one party to the other will be charged based upon the Fully Allocated Cost of such Services based upon actual hours worked, unless otherwise agreed, which agreement shall be pursued in good faith by both parties.

2.3 Consent of Third Parties. The parties’ obligation to deliver any Service described in this Agreement is conditional upon such party’s obtaining the consent, where necessary, of any relevant third party provider, provided, however, that if such consent cannot be obtained, the parties shall use their respective commercially reasonable best efforts to arrange for alternative methods of delivering such Service. For the avoidance of doubt, the party responsible for delivering a particular Service will be responsible for obtaining any required licenses or consents necessary to deliver such Service. Notwithstanding anything herein to the contrary, nothing in this Agreement shall affect Man’s and its affiliates’ obligations to obtain consents pursuant to, and in accordance with, the Transaction Agreement.

2.4 Financial Reporting. With respect to NA Accounting Support Services provided by Westway to Man and ROW Accounting Support Services provided by Man to Westway, all Accounting Support Services and access to accounting information and systems shall be provided, on a time schedule and in a manner consistent with recent historical practice. All third-party invoices, financial reports and accounting information shall be in substantially the form currently provided.

3.	PRICING, BILLING AND PAYMENT

3.1 Fees. All Services will be charged to and payable by recipient of such Services at the Fully Allocated Cost of such Service.

3.2 Payment. Charges for Services shall be billed monthly by the Service Provider and shall be payable by the Service Recipient on the fifteenth day of the month following the month in which such Services are rendered.

3.3 Misdirected Funds. Each party will remit to the other any misdirected funds such other party that it collects, without set-off for charges for Services.

4.	WARRANTY, LIABILITY AND INDEMNITY

4.1 Standard of Service. The parties shall provide Services to one another in a manner consistent with the manner they have heretofore been provided. Neither party makes any other warranties, express or implied, with respect to the Services to be provided by such party hereunder.

4.2 Limitation of Liability. The maximum liability of the Service Provider to, and the sole remedy of, the Service Recipient for breach of this Agreement or otherwise with respect to Services is a refund of the price paid for the particular Service or, at the option of Service Recipient, a redelivery (or delivery) of the Service, unless the breach arises out of the gross negligence or willful failure of performance of the Service Provider. In no event shall either party be liable to the other for any consequential, punitive or special damages arising out of this Agreement, whether resulting from negligence or otherwise.

4.3 Indemnity.

(a) Man agrees to indemnify and hold Westway harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Man’s performance, purported performance or nonperformance of this Agreement (whether arising out of Man’s negligence, intentional misconduct, or otherwise), provided, however, that Man will not indemnify Westway to the extent that such third-party claim directly arises out of or results from Westway’s performance, purported performance or nonperformance of this Agreement (whether arising out of Westway’s negligence, intentional misconduct, or otherwise).

(b) Westway agrees to indemnify and hold Man harmless from any damages, loss, cost or liability (including legal fees and expenses and the cost of enforcing this indemnity) arising out of or resulting from a third-party claim regarding Westway’s performance, purported performance or nonperformance of this Agreement (whether arising out of Westway’s negligence, intentional misconduct, or otherwise), provided, however, that Westway will not indemnify Man to the extent that such third-party claim directly arises out of or results from Man’s performance, purported performance or nonperformance of this Agreement (whether arising out of Man’s negligence, intentional misconduct, or otherwise).

5.	FORCE MAJEURE

Either party shall be temporarily excused from performance under this Agreement if any force majeure, including but not limited to disaster, fire, war, civil commotion, strike, labor shortage, slowdown, or the unavailability of labor, governmental regulation, energy shortage, or other occurrence beyond the reasonable control of such party should have happened and made it impossible for such party to perform its obligations under this Agreement. Under such circumstances, performance under this Agreement that relates to the delay shall be suspended for the duration of the delay, provided that the party so affected resumes the performance of its obligations with due diligence as soon as practicable after the effects of such event have been alleviated and provided that no such event shall relieve either party from any of its payment obligations hereunder. In case of any such suspension, the parties shall use their best efforts to overcome the cause and effect of such suspension, but in no event shall either party be required to settle any litigation, strike, lockout or other labor difficulty contrary to its best interests in its sole discretion. The provisions of this Section 5 will not excuse any failure to pay, or delay the time for payment of, any sum of money owing pursuant to this Agreement.

6.	PROPRIETARY INFORMATION AND RIGHTS

6.1 Confidentiality. Each party acknowledges that the other possesses, and will continue to possess, information that has been created, discovered or developed by them and/or in which property rights have been assigned or otherwise conveyed to them, which information has commercial value and is not in the public domain. The proprietary information of each party will be and remain the sole property of such party and its assigns. Each party shall use the same degree of care that it normally uses to protect its own proprietary information to prevent the disclosure to third parties of information that has been identified as proprietary by written notice to such party from the other party. Neither party shall make any use of the information on the other which has been identified as proprietary except as contemplated or required by the terms of this Agreement. Notwithstanding the foregoing, this Section 6 shall not apply to any information that a party can demonstrate: (a) was, at the time of disclosure to it, in the public domain through no fault of such party; (b) was received after disclosure to it from a third party who had a lawful right to disclose such information to it; or (c) was independently developed by the receiving party.

6.2 Nonsolicitation of Employees. Each party, on behalf of itself and its affiliates, agrees not to, directly or indirectly, (a) induce or attempt to induce any employee of the other party or its affiliates (individually and collectively, the “Employer”) to leave the employ of the Employer; (b) in any way interfere with the relationship between the Employer and any of its employees; (c) employ or otherwise engage (as an employee, independent contractor or otherwise) any current or former employee of the Employer within six months following such employee’s separation from employment of the Employer; or (d) induce or attempt to induce any customer, supplier, licensee or other person to cease doing business with the other party or its affiliates or in any way interfere with the relationship between any such customer, supplier, licensee or other business entity and the other party or its affiliates.

7.	TERMINATION

7.1 Master Agreement. This is a master agreement and shall be construed as a separate and independent agreement for each and every group of Services individually defined in Section 1 of this Agreement (e.g. NA HR Services, ROW MIS Services, etc.). Any termination of this Agreement with respect to any such group of Services shall not terminate this Agreement with respect to any other group of Services then being provided pursuant to this Agreement.

7.2 Termination.

(a) Any one or more of the Man Services may be terminated (i) upon mutual agreement of Westway and Man, (ii) at Westway’s option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days’ advance notice to Man, or (iii) at Man’s option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days’ advance notice to Westway. All accrued and unpaid charges for Man Services shall be due and payable upon termination of this Agreement with respect to such Services.

(b) Any one or more of the Westway Services may be terminated (i) upon mutual agreement of Westway and Man, (ii) at Man’s option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days’ advance notice to Westway, or (iii) at Westway’s option, effective as of any date following the first anniversary of the date of this Agreement, upon at least one hundred eighty (180) days’ advance notice to Man. All accrued and unpaid charges for Westway Services shall be due and payable upon termination of this Agreement with respect to such Services.

7.3 Termination Due to Breach.

(a) Upon thirty (30) days’ written notice, Man may terminate this Agreement with respect to any Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Westway to pay any invoice with respect to such Service within thirty (30) days of the receipt of such invoice or upon any other material breach by Westway of this Agreement with respect to such Service, unless (i) Westway is disputing the invoice in good faith and has paid, or does pay within the thirty (30) day notice period, all amounts not in dispute or (ii) Westway shall have paid the invoice or cured such breach within the thirty (30) day notice period. Man’s rights to terminate this Agreement pursuant to this paragraph are in addition to any other rights Man may have (to damages or otherwise) pursuant to applicable law with respect to such breach.

(b) Upon thirty (30) days’ written notice, Westway may terminate this Agreement with respect to any Service or, at its option, suspend performance of its obligations with respect thereto, in either case in the event of the failure of Man to pay any invoice with respect to such Service within thirty (30) days of the receipt of such invoice or upon any other material breach by Man of this Agreement with respect to such

Service, unless (i) Man is disputing the invoice in good faith and has paid, or does pay within the thirty (30) day notice period, all amounts not in dispute or (ii) Man shall have paid the invoice or cured such breach within the thirty (30) day notice period. Westway’s rights to terminate this Agreement pursuant to this paragraph are in addition to any other rights Westway may have (to damages or otherwise) pursuant to applicable law with respect to such breach.

7.4 Continuing Obligation. Following any termination of this Agreement with respect to any one or more Service, each party shall cooperate in good faith with the other to transfer and/or retain all records, prepare and file tax returns and take all other actions necessary to (a) provide each party and their respective successors and assigns with sufficient information in the form requested by such party, or their respective successors and assigns, as the case may be, to make alternative service arrangements substantially consistent with those contemplated by this Agreement with respect to the terminated Service, and (b) reduce any and all costs to both parties as a result of the termination of this Agreement with respect to any one or more Service, including, without limitation, any Rationalization Expenses.

7.5 Liability for Rationalization Expenses.

(a) In the event that this Agreement is terminated with respect to any Man Service (i) by Westway pursuant to Section 7.2(a)(ii) or (ii) by Man pursuant to Section 7.3(a), Westway will reimburse Man for all reasonable Rationalization Expenses directly related to such termination. Man will notify Westway of any employees that Man intends to terminate as a result of the termination of any Man Service, and Westway will, notwithstanding the provisions of Section 6.2 hereof, have the right to hire such terminated employee. If Westway elects to hire such employee, Man and Westway will work together in good faith to limit the Rationalization Expenses resulting from the termination of such employee by Man.

(b) In the event that this Agreement is terminated with respect to any Westway Service (i) by Man pursuant to Section 7.2(b)(ii) or (ii) by Westway pursuant to Section 7.3(b), Man will reimburse Westway for all reasonable Rationalization Expenses directly related to such termination. Westway will notify Man of any employees that Westway intends to terminate as a result of the termination of any Westway Service, and Man will, notwithstanding the provisions of Section 6.2 hereof, have the right to hire such terminated employee. If Man elects to hire such employee, Man and Westway will work together in good faith to limit the Rationalization Expenses resulting from the termination of such employee by Westway.

8.	NO IMPLIED ASSIGNMENTS OR LICENSES

Nothing in this Agreement is to be construed as an assignment or grant of any right, title or interest in any trademark, copyright, design or trade dress, patent right or other intellectual or industrial property right.

9.	RELATIONSHIP OF PARTIES

The parties are independent contractors under this Agreement. Except as expressly set forth herein, neither party has the authority to, and each party agrees that it shall not, directly or indirectly contract any obligations of any kind in the name of or chargeable against the other party without such party’s prior written consent.

10.	ASSIGNMENT AND DELEGATION

Neither party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto.

11.	NOTICES

All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery upon the party for whom it is intended, on the day so delivered; (b) if mailed by registered or certified mail, return receipt requested, on the third business day following such mailing; (c) if deposited for delivery by a reputable courier service, on the business day following deposit with such courier; or (d) if sent by electronic facsimile transmission, on the day the facsimile is transmitted electronically, or if not a business day, the next succeeding business day to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

If to Man, to:	With a copy to:

Mr. A. Whitfield Huguley, IV	Mr.
ED&F Man Liquid Products Corporation
365 Canal Street, Suite 2900
New Orleans, LA 70130

Telephone: (504) 525-9741
Fax:	Telephone:
Fax:

If to Westway, to:	With a copy to:

Mr. Peter Harding	Mr.
Westway Group, Inc.
365 Canal Street, Suite 2900
New Orleans, LA 70130

Telephone: (504) 525-9741
Fax:	Telephone:
Fax:

12.	ENTIRE AGREEMENT

This Agreement, including the Schedules, together with the Transaction Agreement, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

13.	PARTIES IN INTEREST

This Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Man or Westway or their respective successors or permitted assigns any rights or remedies under or by reason of this Agreement.

14.	GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of Louisiana, without regard to its conflict of law provisions.

15.	THIRD—PARTY BENEFICIARIES.

This Agreement is for the sole benefit of Man and Westway and no third—party is intended to be a beneficiary of this Agreement.

16.	RESOLUTION OF DISPUTES

Any controversy or claim arising out of or relating to this Agreement or the breach of any provision hereof shall be referred to three (3) arbitrators in New Orleans, Louisiana, one appointed by Man, one appointed by Westway, and the third appointed by the two so chosen. The decision of any two of the three arbitrators shall be final, conclusive and binding on the parties. The arbitration shall be held in New Orleans, Louisiana, pursuant to the rules of the American Arbitration Association, and judgment upon the award rendered by all or a majority of the arbitrators may be entered in any court jurisdiction thereof.

17.	AMENDMENT; WAIVER

Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Man and Westway, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ED & F MAN HOLDINGS LTD. a limited company organized under the laws of England and Wales

By:	/s/ P. Howell
P. Howell
COO

WESTWAY GROUP, INC. a Delaware corporation

By:	/s/ Peter J.M. Harding
Peter J.M. Harding
Chief Executive Officer

SCHEDULE 1.4

to the

Shared Services Agreement

NA ACCOUNTING SUPPORT SERVICES

A.	Accounts Payable — Bills from vendors of goods and services will be received, circulated for approval, and processed. Upon approval of debtor, checks will be written on the bank account of the debtor for signature of an authorized signor of the debtor and sent to the vendor.

B.	Accounts Receivable — Invoices for goods sold and services rendered will be prepared and sent to the customer based upon information provided by the provider of the goods or services. Accounting records regarding revenue and accounts receivable will be maintained. All proceeds of such accounts receivable will be directed to the bank accounts of the provider of the goods or services. Collection efforts will be made to collect unpaid accounts receivable. Reports of uncollected accounts receivable will be generated and circulated to managers of the provider of the goods and services.

C.	Inventory

D.	General Ledger

E.	Oracle Accounting System

F.	Bank Reconciliation

Accounting Services Costs that relate to a specific entity such as debt collection fees and credit reports, etc, will be charged to that said entity.

Recurring Accounting Services Costs will be allocated as follows:

•	AP—based on monthly total of invoices, EFT’s and wires. Westway Terminal charge excludes number of invoices

•	AR—based on number of invoices and payments. Westway Terminal charge excludes number of invoices.

•	Inventory—allocated based on estimated activity—reviewed annually – current split is 80% Westway Feed, 20% ED&F Man Liquid Products

•	Other Accounting—allocated based on estimated activity – current split is equally between Westway Terminal, Westway Feed and ED&F Man Liquid Products.

SCHEDULE 1.5

to the

Shared Services Agreement

NA HR SERVICES

A.	Payroll

B.	Medical Insurance

C.	Dental Insurance

D.	Life Insurance

E.	Disability Insurance

F.	401k Administration

G.	Pension Administration

H.	Recruiting / hiring Processing

I.	Employee Records Management

J.	Employee Maintenance

Recurring HR Administration Costs will be charged based on the total headcount in Canada and the US each month.

Costs related to Health Insurance will be allocated based on headcount using actual and projected costs incurred. This assumes there will be a shared plan. If the plan has to be split then Westway and Man will bear their own respective costs.

Costs incurred by HR that relate to a specific legal entity, such as travel and entertainment, recruitment fees, relocation costs and training, etc, will be charged against that said entity.

The services of the HR department employees will be charged at fully loaded cost based on hours worked.

SCHEDULE 1.6

to the

Shared Services Agreement

NA HEALTH, SAFETY, ENVIRONMENTAL AND QUALITY (HSEQ) SERVICES

A.	HSEQ Systems Management

B.	HSEQ Compliance and Operations

C.	HSEQ Advisory

HSEQ Services performed will be charged as per present arrangement at Fully Allocated Cost based on actual hours worked by the Service provider.

Costs that relate to a specific legal entity, such as external consultants will be charged to that said entity.

SCHEDULE 1.7

to the

Shared Services Agreement

NA INSURANCE SERVICES

A.	Policy Renewal Data Collection

B.	Policy Renewal Marketing and Negotiating

C.	Premium Payments/Allocations

D.	Claims

To the extent that combined policies are not possible then both parties will be responsible for paying their own premiums.

Insurance Services performed by employees of the insurance department will be charged at fully loaded cost based on actual hours worked.

SCHEDULE 1.8

to the

Shared Services Agreement

NA MIS SERVICES

A.	E Mail System

B.	Oracle Systems Maintenance

C.	ADP Server

D.	Phone Systems

E.	Computer maintenance

F.	Cell Phone / Blackberry Administration

G.	IT Help Desk

H.	Data Retention and Backup

I.	Software, Computer and Communication Equipment Procurement

J.	Project Management

Costs incurred by IT that relate to a specific legal entity, such as computer and communication equipment, consumables, software purchase and maintenance, programming and project costs, etc., will be charged against that said entity.

Recurring IT Administration costs will be charged using a blended allocation rate that will be budgeted annually and reviewed quarterly. This rate will be based on number of computer users, help desk usage and estimated project support.

SCHEDULE 1.9

to the

Shared Services Agreement

NA OFFICE SERVICES

A.	Reception

B.	Phone Switchboard

C.	Office Accommodation

D.	Parking

E.	Offsite Records Storage

F.	Furniture

G.	Postage & Mailing

H.	Office Supplies & Printing

I.	Office Equipment Leases

J.	Local and Long Distance Telephone Charges

Office Service Costs that relate to a specific legal entity, such as long distance telephone charges, printing costs, furniture and certain office supplies, etc, will be charged against that said entity.

Recurring Office Services Costs will be allocated based on monthly headcount of the New Orleans Office.

SCHEDULE 1.10

to the

Shared Services Agreement

NA TAX SERVICES

A.	Tax Compliance – Federal, State and Local

B.	Tax Consultancy

C.	Tax Accounting

D.	Tax Planning

E.	Tax Returns

Costs that relate to a specific legal entity, such as external tax consulting and tax return preparation will be charged to that said entity.

Taxation Services performed by the tax department will be charged at fully loaded cost based on actual hours worked.

Tax Compliance work performed by the tax department will be charged at fully loaded cost based on actual hours worked.

SCHEDULE 1.13

to the

Shared Services Agreement

ROW ACCOUNTING SUPPORT SERVICES

A.	Accounts Payable — Bills from vendors of goods and services will be received, circulated for approval, and processed. Upon approval of debtor, checks will be written on the bank account of the debtor for signature of an authorized signor of the debtor and sent to the vendor.

B.	Accounts Receivable — Invoices for goods sold and services rendered will be prepared and sent to the customer based upon information provided by the provider of the goods or services. Accounting records regarding revenue and accounts receivable will be maintained. All proceeds of such accounts receivable will be directed to the bank accounts of the provider of the goods or services. Collection efforts will be made to collect unpaid accounts receivable. Reports of uncollected accounts receivable will be generated and circulated to managers of the provider of the goods and services consistent with current practices.

C.	General Ledger

D.	ITAS, FDC or related Accounting System

E.	Management of respective local bank services, including Reconciliation

F.	Management Accounting

G.	Management Reporting

H.	Overseeing and administration of any 3rd Party Accounting service that is engaged

I.	Customer Credit Management, including Counterparty Risk assessment, processing and monitoring

Current allocation of service provided for ROW :

•	Liverpool Shared Service Centre for Denmark, Poland, Ireland and the UK

•	Netherlands for Amsterdam and Korea

Recurring Accounting Services Costs will be allocated as per present arrangement based on estimated activity as agreed between Westway Terminal and ED&F Man against Fully Allocated Costs.

Accounting Services Costs that relate to a specific entity such as debt collection fees and credit reports, etc, will be charged to that said entity.

SCHEDULE 1.14

to the

Shared Services Agreement

ROW HR SERVICES

A.	Payroll

B.	Medical Insurance

C.	Life Insurance

D.	Other Health Related Insurance

E.	Administration in accordance with local HR regulations

F.	Pension Administration

G.	Recruiting / Hiring Processing

H.	Employee Records Management

I.	Employee Maintenance

J.	Employee Benefits Administration and Management

K.	Company Vehicle Scheme Administration

L.	Advisory on International HR related matters

Current service provided for ROW via London and Netherlands offices.

Recurring HR Administration Costs will be charged as per present arrangement, based on the total headcount and resource usage against Fully Allocated Costs.

Costs related to Health Insurance will be allocated based on headcount using actual and projected costs incurred. This assumes there will be a shared plan. If the plan has to be split then Westway and Man will bear their own respective costs.

Costs incurred by HR that relate to a specific legal entity, such as travel and entertainment, recruitment fees, relocation costs and training, etc, will be charged against that said entity.

The services of the HR department employees will be charged at fully loaded cost based on hours worked.

SCHEDULE 1.15

to the

Shared Services Agreement

ROW HEALTH, SAFETY, ENVIRONMENTAL AND QUALITY (HSEQ) SERVICES

D.	HSEQ Systems Management

E.	HSEQ Compliance and Operations

F.	HSEQ Advisory

Current service provided for ROW via Netherlands offices.

HSEQ Services performed will be charged as per present arrangement at Fully Allocated Cost based on actual hours worked by the Service provider.

Costs that relate to a specific legal entity, such as external consultants will be charged to that said entity.

SCHEDULE 1.16

to the

Shared Services Agreement

ROW INSURANCE SERVICES

A.	New Policy Establishment and Management

B.	Policy Renewal Data Collection

C.	Policy Renewal Marketing and Negotiating

D.	Administration of Existing Policies

E.	Premium Payments/Allocations

F.	Claims

G.	Advisory Service on Insurance Related Matters

Current service provided for ROW via London.

To the extent that combined policies are not possible then both parties will be responsible for paying their own premiums.

Insurance Services performed by employees of the insurance department will be charged at Fully Allocated Cost based on actual hours worked.

SCHEDULE 1.17

to the

Shared Services Agreement

ROW MIS SERVICES

A.	E Mail System

B.	ITAS Systems Development and Maintenance

C.	Management of Hardware and Software Systems related to the running of Service Recipient’s business

D.	Phone Systems

E.	Cell Phone / Blackberry Administration

F.	IT Help Desk

G.	Data Retention and Backup

H.	Software, Computer and Communication Equipment Procurement

I.	Project Management

Current service provided for ROW via London and Netherlands offices.

Costs incurred by IT that relate to a specific legal entity, such as computer and communication equipment, consumables, software purchase and maintenance, programming and project costs, etc., will be charged against that said entity.

Recurring IT Administration costs will be charged as per present arrangement, using a blended allocation rate that will be budgeted annually and reviewed quarterly. This rate will be based on number of computer users, resource usage (eg. sharing of ITAS system at UK terminals), help desk usage and estimated project support.

SCHEDULE 1.18

to the

Shared Services Agreement

ROW OFFICE SERVICES

A.	Reception

B.	Phone Switchboard

C.	Office Accommodation and Related Management Services

D.	Parking

E.	Offsite Records Storage

F.	Furniture

G.	Postage & Mailing

H.	Office Supplies & Printing

I.	Office Equipment Leases

J.	Office Telecommunications

Recurring Office Services Costs will be allocated basis Fully Allocated Costs, based on monthly headcount of the shared office (pro-rated in the case of shared resource).

In the case where offices are located within Westway facilities, Westway reserves the right to lease such space to a chosen party charged with management of the office, whereby the Fully Allocated Costs will subsequently be recharged based on agreed monthly headcount and resource usage to the respective occupiers of the office. (At present, this will have to be the case for the MAN Liverpool office which is shared with Westway at the Westway site)

SCHEDULE 1.19

to the

Shared Services Agreement

ROW OTHER CORPORATE SERVICES

A.	Employee Administrative Services such as travel, expenses and credit cards

B.	Legal Advisory and Services

C.	Treasury Management

Costs that relate to a specific legal entity, such as external tax consulting and tax return preparation will be charged to that said entity.

Employee Administrative Services will be charged as per present arrangement, based on a headcount and resource usage allocation against Fully Allocated Costs.

Legal Services will be charged as per present arrangement, at fully loaded cost based on actual hours worked.

Treasury Management services charges are to be determined based on level of service requirement.

SCHEDULE 1.20

to the

Shared Services Agreement

ROW TAX SERVICES

A.	Tax Compliance — Federal, State, Local and International

B.	Tax Consultancy

C.	Tax Accounting

D.	Tax Planning

E.	Tax Returns

Costs that relate to a specific legal entity, such as external tax consulting and tax return preparation will be charged to that said entity.

Taxation Services performed by the tax department will be charged at fully loaded cost based on actual hours worked.

Tax Compliance work performed by the tax department will be charged at fully loaded cost based on actual hours worked.